Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

LA ROSA HOLDINGS CORP.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common stock, par value $0.0001 each, to be issued pursuant to the Second Amended and Restated La Rosa 2022 Equity Incentive Plan	(1)	Other	209,613	$0.67	$140,440.71	0.0001381	$19.40

Total Offering Amounts:						$140,440.71		19.40
Total Fee Offsets:								0.00
Net Fee Due:								$19.40

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Offering Note(s)

(1)	This Registration Statement on Form S-8 (this “Registration Statement”) covers additional shares of Common Stock, par value $0.0001 per share (“Common Stock”), of La Rosa Holdings Corp. (the “Company” or “Registrant”) (i) authorized for issuance under the Second Amended and Restated La Rosa Holdings Corp. 2022 Equity Incentive Plan (the “2022 Plan”) and (ii) pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), any additional shares of Common Stock that may become issuable under the 2022 Plan by reason of any stock split, stock dividend or similar transaction involving the Common Stock.

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) promulgated under the Securities Act. The proposed maximum offering price per share and the proposed maximum aggregate offering price are based upon $0.67 per share, which is the average of the high and low prices of the Registrant’s Common Stock as reported on the Nasdaq Capital Market on January 2, 2026.

Rounded up to the nearest cent.